EXHIBIT 99.1

FOR IMMEDIATE RELEASE

CLEVELAND BIOLABS ANNOUNCES BOARD APPOINTMENT

Buffalo, NY – January 28, 2015 – Cleveland BioLabs, Inc. (NASDAQ:CBLI) today announced the appointment of Elena Kasimova of BioProcess Capital Partners to the Company’s Board of Directors. Ms. Kasimova was appointed pursuant to a Rights Agreement with Dr. Mikhail Mogutov, which was entered into in connection with a private sale of securities to Dr. Mogutov in June 2014. As a result of the June 2014 sale, Dr. Mogutov is a holder of approximately 9% of CBLI’s outstanding shares of common stock.

Ms. Kasimova has more than 10 years of experience in various financial positions with a focus on corporate finance and mergers and acquisitions. She has been Director of Strategy and Investment at BioProcess Capital Partners since 2010. Ms. Kasimova also currently serves on the Board of Directors of 7 biotechnological and pharmaceutical companies. Prior to this she was a Vice President at NRG Private Equity, the management company of a private equity fund with over $200 million in assets under management. From 2005 to 2008, Ms. Kasimova was Director of J&P Capital, the Corporate Finance and Investment Department of J’son & Partners Consulting, where she managed more than 50 corporate finance and investment projects. From 2003 to 2005, she served in various positions in the Financial Department at Ulyanovsk-GSM, a cellular operator, ending her tenure as Chief Economist. She holds degrees in investment management and linguistics from Ulyanovsk State University and is certified by the Russian state securities and exchange commission as an investment fund manager and executive.

Yakov Kogan, Ph.D., MBA, Chief Executive Officer, stated, “We welcome Elena to our Board. Her perspective on corporate finance and investing will be valuable as we approach commercialization of entolimod as a medical radiation countermeasure and pursue partnerships for our oncology assets. We are on track for filing a pre-Emergency Use Authorization (pre-EUA) submission for entolimod’s biodefense indication in the first half of 2015 and have received notice that our proposal to support further development of entolimod as a medical radiation countermeasure has been recommended for funding subject to negotiations by the Department of Defense office of Congressionally Directed Medical Research Programs. We are analyzing data from the completed Phase 1 study of entolimod in advanced cancer patients and have started dosing in a small expansion study in the Russian Federation to gather additional immune cell response data at the highest dose levels reached in the Roswell Park study. Incuron’s two Phase 1 studies with Curaxin CBL0137 are continuing to progress, as no dose-limiting toxicities have been observed in either trial to date. Finally, dosing continues in a Phase 1 healthy subject study evaluating safety, tolerability and pharmacology of a single administration of CBLB612, and characterizing the type, quantity and timing of hematopoietic stem cell mobilization in these subjects.”

About Cleveland BioLabs

Cleveland BioLabs, Inc. is an innovative biopharmaceutical company seeking to develop first-in-class pharmaceuticals designed to address diseases with significant medical need. The company’s lead product candidates are entolimod, which is being developed as radiation countermeasure and a potential cancer treatment, and Curaxin CBL0137, our lead oncology product candidate. The company conducts business in the United States and in the Russian Federation through our three operating subsidiaries, Incuron, LLC, BioLabs 612, LLC and Panacela Labs, Inc. The company maintains strategic relationships with the Cleveland Clinic, Roswell Park Cancer Institute, and the Children’s Cancer Institute Australia. To learn more about Cleveland BioLabs, Inc., please visit the Company’s website at http://www.cbiolabs.com.

This press release contains certain forward-looking information about Cleveland BioLabs that is intended to be covered by the safe harbor for “forward-looking statements” provided by the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are statements that are not historical facts. Words such as “will,” “may,” “approach,” “pursue,” “continuing,” “continues” and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements regarding our ability to successfully develop and commercialize our therapeutic products; our ability to successfully submit and receive approval of our pre-EUA application for entolimod, the conduct and results of our various clinical trials; our ability to obtain approval from the U.S. Food and Drug Administration of our product candidates; and future performance. All of such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

These risks and uncertainties include, among others, the Company’s failure to successfully and timely develop existing and new products; the Company’s collaborative relationships and the financial risks related thereto; the risks inherent in the early stages of drug development and in conducting clinical trials; the Company’s ability to comply with its obligations under license agreements; the Company’s inability to obtain regulatory approval in a timely manner or at all; subsequent changes in the agreement with the Russian Ministry of Industry and Trade, the Company’s history of operating losses and the potential for future losses, which may lead the Company to not be able to continue as a going concern. Some of these factors could cause future results to materially differ from the recent results or those projected in forward-looking statements. See also the “Risk Factors” and “Forward-Looking Statements” described in the Company’s periodic filings with the Securities and Exchange Commission.

Contact:

Rachel Levine, Vice President, Investor Relations

Cleveland BioLabs, Inc.

T: (917) 375-2935

E: rlevine@cbiolabs.com

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